Exhibit 10.27
EXECUTION VERSION

AGREEMENT TO FUND THE VEBA
This Agreement (the “Agreement”) to fund a voluntary employees’ beneficiary association to provide health benefits for certain UMWA-represented retired miners is entered into on July 5th, 2016, by and among Contura Energy, Inc. (“Employer”), on behalf of itself and as authorized agent for each of its subsidiaries that is signatory to a 2016 Coal Wage Agreement (as defined below) (hereinafter, the “Obligor Companies”) and the United Mine Workers of America (the “UMWA,” and collectively with Employer, the “Parties”).
WHEREAS, the Obligor Companies have been established by certain First Lien Lenders of Alpha Natural Resources and its affiliated companies (“First Lien Lenders”) and have purchased or seek to purchase certain coal mines that have been operated by Alpha Natural Resources and certain of its unionized affiliates (collectively “Alpha”) that provide healthcare benefit programs (the “Retiree Benefits”) to non-Coal Industry Retiree Health Benefit Act of 1992, 26 USC § 9701 et seq., as amended (“Coal Act”) UMWA-represented retirees and their eligible dependents, including surviving spouses (collectively, the “UMWA Retirees”) pursuant to the welfare benefit plan maintained pursuant to the National Bituminous Coal Wage Agreement of 2011 (the “NBCWA Plan”);
WHEREAS, on August 3, 2015, Alpha filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), which are pending as joint administration under Case No. 15-33896 (the “Chapter 11 Cases”) before the Honorable Judge Kevin R. Huennekens in the United States Bankruptcy Court for the Eastern District of Virginia (the “Bankruptcy Court”);
WHEREAS, on March 28, 2016, Alpha filed the Motion of Debtors and Debtors in Possession to (I) Reject Certain Collective Bargaining Agreements and (II) Modify Certain Retiree Benefit Obligations, Pursuant to Sections 1113(c) and 1114(g) of the Bankruptcy Code [ECF No. 1873] (the “1113/1114 Motion”), which, inter alia, sought approval to terminate the Retiree Benefits and was subsequently granted on May 9, 2016 [ECF No. 2357];
WHEREAS, representatives of Alpha, the Obligor Companies and the UMWA have met and engaged in negotiations pursuant to section 1114 of the Bankruptcy Code both prior to and following the filing of the 1113/1114 Motion in an attempt to reach a mutually acceptable resolution regarding the Retiree Benefits, including by exchanging settlement proposals and counter-proposals;
WHEREAS, after extensive negotiations between the Parties, the Parties have reached agreement regarding the funding of the VEBA (as defined below) and related terms as set forth herein and in the new labor contracts by and between the UMWA and the applicable Obligor Debtors (the “2016 Wage Agreement(s)”) and the related Memorandum of Understanding (the “MOU”);
WHEREAS, the Parties have agreed that there shall be not be any gaps in benefits and coverage provided to the UMWA Retirees; and

WHEREAS, the UMWA has established a voluntary employees’ beneficiary association trust within the meaning of section 501(c)(9) of the Tax Code (as defined below) (the “VEBA”) in order to fund and administer certain Retiree Benefits.
NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING AND THE MUTUAL COVENANTS SET FORTH HEREIN, THE PARTIES AGREE AS FOLLOWS:
1.    Court Approvals
All provisions of this Agreement are subject to: (i) the entry of an order by the Bankruptcy Court (the “Approval Order”) approving the sale of the Core Assets to Employer, this Agreement, the Memorandum of Understanding on Transition to New Labor Agreements, and the Agreement to Mine the Foundation Reserves Under the Terms of the 2016 Agreement, and authorizing the Obligor Companies to enter into and perform their obligations hereunder and thereunder, (ii) such Approval Order becoming final and not subject to further appeal or reconsideration (except to the extent the final order requirement is waived in accordance with the terms of Alpha’s confirmed Third Amended Joint Plan of Reorganization (as such Plan may be amended or modified, the “Plan”)) (the terms set forth in (i) and (ii) being, collectively, the “Court Approvals”), and (iii) the transactions approved in the Approval Order having closed according to the terms of the governing agreements. The “Effective Date” shall be the Plan Effective Date (meaning the Effective Date as defined in the Plan), but in the event the Effective Date shall not have occurred by August 1, 2016, this Agreement shall be void ab initio, having no effect with the Parties reserving all of their rights and defenses.
2.    VEBA Funding Amount
a.    Subject to the occurrence of the Effective Date, the Obligor Companies shall contribute the following to the VEBA (collectively, the “VEBA Funding Amount”):
i.    On or before the Effective Date, the Obligor Companies shall transfer or cause to be transferred $50,000 to the VEBA using wire instructions provided by the UMWA.
ii.    On or before the Effective Date, the Obligor Companies shall transfer or cause to be transferred $9,950,000 to the VEBA using wire instructions provided by the UMWA.
iii.    Beginning on November 1, 2016 and again on the first of each month through April 1, 2017, the Obligor Companies shall transmit $3 million to the VEBA (a total of $18 million in six (6) monthly payments of $3 million each) using wire instructions provided by the UMWA. Notwithstanding the foregoing, in order to prevent any gap in benefits, in the event that the Trustees of the VEBA certify in writing to the Obligor Companies that the VEBA’s assets available to provide benefits to the UMWA Retirees are inadequate for the VEBA’s immediate cash requirements, the amounts payable pursuant to this paragraph shall become payable up to 60 days prior to the dates they would otherwise be due, as determined by the Trustees in their absolute discretion.
iv.    On or before November 15, 2016, the Obligor Companies shall transmit $300,000 to the VEBA using wire instructions provided by the UMWA.
v.    On or before February 15, 2017, the Obligor Companies shall transmit $300,000 to the VEBA using wire instructions provided by the UMWA.
vi.    If federal legislation providing retirement health benefits to the UMWA Retirees has not been enacted, or if moneys under such legislation have not become available for such benefits, before August 1, 2017, on August 1, 2017, the Obligor Companies shall transfer or cause to be transferred to the VEBA a 7-year 5.0% unsecured note with face value of $8.75 million. The maturity of such note shall be seven (7) years from the date of issuance and the note will be subordinate to a cumulative total of $300.0 million of takeback debt in favor of one or more First Lien Lenders and the new ABL facility obtained by the Obligor Companies on or prior to the Effective Date, but superior to all other existing and future unsecured obligations. The Trustees of the VEBA, in their sole discretion, may freely sell, exchange, assign or otherwise transfer such note.
vii.    If federal legislation providing retirement health benefits to the UMWA Retirees has not been enacted, or if moneys under such legislation have not become available for such benefits, before December 1, 2017, on December 1, 2017, the Obligor Companies shall transfer or cause to be transferred to the VEBA an additional 7-year 5.O% unsecured note with face value of $8.75 million. The maturity of such note shall be seven (7) years from the date of issuance and the note will be subordinate to a cumulative total of $300.0 million of takeback debt in favor of one or more First Lien Lenders and the new ABL facility obtained by the Obligor Companies on or prior to the Effective Date and will be superior to all other existing and future unsecured obligations. The Trustees of the VEBA, in their sole discretion, may freely sell, exchange, assign or otherwise transfer such note.
3.    NBCWA Plan. Alpha shall continue to maintain the NBCWA Plan to cover all claims incurred by UMWA Retirees (including any subsequent runout) through and including the later of July 31, 2016 or the Effective Date.
4.    Legislative Support. The Parties each agree that they will mutually and actively support the enactment of legislation introduced as S. 1714 (114th Congress), the Miners Protection Act. The parties each agree that they will mutually and actively support modified versions of this legislation or substitute legislation designed to address the problems of retiree health and pension benefits in the coal industry, including those resulting from the Alpha bankruptcy. Active support shall include but not be limited to lobbying, public statements of strong support, and cooperative efforts with the other entities to aggressively further the likelihood of passage of such legislation.

5.    Termination. The UMWA may terminate this Agreement if (i) the full amounts to be transferred pursuant to Section 2(a) are not received by the VEBA on or before the dates specified therein, or (ii) an order of the Bankruptcy Court modifies or purports to modify in any way the preceding Section 2.
6.    Coal Act Coal Wage Agreement. The parties agree that this Agreement is not intended to be and shall not be construed to be a “Coal wage agreement” as defined in the Coal Act and that this Agreement does not require Employer to ensure and that Employer is not ensuring or otherwise providing any entitlement to or benefits under the Coal Act.
7.    No Admissions. This Agreement was entered into in the context of a settlement. Nothing contained herein or in any draft hereof shall constitute an admission of liability or lack thereof by the Parties, or shall be admissible as evidence in any court of law or other legal proceeding for any purpose, other than for the purpose of enforcing the Agreement. Each Party acknowledges and agrees that nothing in this Agreement constitutes a concession of any factual or legal issue raised in or relating to the 1113/1114 Motion, the KEIP Appeal or any claim filed in these Chapter 11 Cases.
8.    Governing Law. This Agreement shall be governed by, and construed in accordance with, applicable federal law.
9.    Reservation of Rights. If the Approval Order is reversed, revoked or vacated, all Parties’ rights under the law are reserved as if this Agreement were never entered into.
10.    No Third-Party Beneficiaries. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any person any right as a third-party beneficiary of the terms of this Agreement. No provision of this Agreement will (i) create or be deemed to create any third-party beneficiary or other rights in any UMWA Retiree or any other entity other than the Parties and their respective successors, permitted assigns and the officers, directors, employees, agents and affiliated persons of each of the foregoing or (ii) create any new health or welfare plans for the benefit of any UMWA Retiree or their respective beneficiaries, heirs, successors, assigns or the officers, directors, employees, agents and affiliated persons of each of the foregoing. Notwithstanding the forgoing, for purposes of Sections 502 and 515 of the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1132, 1145, and Section 301 of the Labor Management Relations Act of 1947, 29 U.S.C. § 185, the Trustees of the VEBA shall have the authority to enforce this agreement in the same manner as a collectively bargained obligation owed to a multiemployer plan with all the appropriate rights and remedies, as well as under any other applicable provision of law.
11.    Manner of Execution. The Parties may execute this Agreement in counterparts, and all executed counterparts shall collectively be deemed to be one and the same instrument, and the Parties may exchange signature pages via mail, courier, facsimile or email.
12.    Interpretation. This Agreement is the product of negotiations between the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.
13.    Tax Consequences. The Parties do not make any representations or warranties regarding any tax benefits, tax obligations and/or other consequences arising from this Agreement or any payments made pursuant hereto, and the recipients of any payment pursuant to this Agreement shall be solely responsible for any taxes in respect of any payments made pursuant to this Agreement.
14.    Specific Performance. Damages at law may be an inadequate remedy, or not available, for the breach by the Obligor Companies, Alpha, or the UMWA or the VEBA, of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, each of them, as applicable, shall be entitled to specific performance with respect to any such breach. In particular, time is of the utmost essence with regard to the payments required herein, and the Parties agree that failure to make any payment on a timely basis will result in irreparable harm and will be subject to injunctive relief. Any action for legal or equitable relief under this Agreement may be brought in the United States District Court for the Western District of Pennsylvania. The rights of the Obligor Companies, Alpha, the UMWA, and the VEBA set forth in this Section 14 shall be in addition to any other rights which a party may have at law or in equity pursuant to this Agreement.
15.    Assignment. No Party to this Agreement may assign any of its rights hereunder without the prior written consent of the other Parties, except as set forth in this Agreement or as otherwise required by law, and any purported assignment in violation of this sentence shall be void.
16.    Successors. The Parties acknowledge that each and every covenant, warranty, release and agreement contained herein shall inure to the benefit of, and be binding upon, the Parties’ permitted assigns and successors in interest and the officers, directors, employees, agents and affiliated persons of each of the foregoing.
17.    Modification. This Agreement may not be altered, amended, abandoned, modified, waived, superseded, canceled or discharged, except by a further writing subscribed to by the Parties.

So Agreed:

/s/ Grant Crandall
Grant Crandall, General Counsel
United Mine Workers of America

CONTURA ENERGY, INC.

/s/ John DeGroote
John DeGroote
President of Contura Energy, Inc.